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Exhibit 1

Media release

8 September 2003

Westpac tops global sustainability index for the second year in a row

Westpac leads the global banking community on corporate sustainability, according to the 2003/2004 Dow Jones Sustainability Index which was released this afternoon.

The Dow Jones Sustainability Index influences the decisions of asset managers who use it to as a benchmark for sustainable investment portfolios. Increasingly, investors are turning to measures of corporate sustainability across the economic, social, and environmental dimensions to identify well managed, future-oriented and responsible companies.

Out of some 2,500 leading global companies, only 320 have made the 2003/2004 DJSI index, including 27 banks.

Ends.

See http://www.sustainability-index.com/ for Dow Jones Sustainability Indexes Media Release

For Further Information

David Lording
Westpac Banking Corporation
Media Relations
Ph: 02 9226 3510
Mb: 0419 683 411

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  Exhibit 1